           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

                           Filed by the Registrant /x/
                 Filed by a Party other than the Registrant / /

                           Check the appropriate box:

                           /  /  Preliminary Proxy Statement
                           /x/   Definitive Proxy Statement
                           /  /  Definitive Additional Materials
                           /  /  Soliciting Material Pursuant to Rule 14a-11(c)
                                 or Rule 14a-12

                              THE JUDGE GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/           No fee required per Exchange Act Rule 14a-6(i)(2)
/ /           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
               0-11.

                    1) Title of each class of securities to which transaction
                       applies:

                    2) Aggregate number of securities to which transaction
                       applies:

                    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                    4) Proposed maximum aggregate value of transaction:

                    5) Total fee paid:

/ /           Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              1) Amount Previously Paid:

              2) Form, Schedule or Registration Statement No.:

              3) Filing Party:

              4) Date Filed:

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[GRAPHIC OMITTED]




April 17, 2002



                              THE JUDGE GROUP, INC.
                            Two Bala Plaza, Suite 800
                         Bala Cynwyd, Pennsylvania 19004

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   To Be Held

                                  May 22, 2002



To our Shareholders:

You are cordially invited to attend the 2002 Annual Meeting of Shareholders of The Judge Group, Inc., which will be held at 10:00 a.m. on Wednesday, May 22, 2002, at our main office at Two Bala Plaza, fourth floor, Bala Cynwyd, Pennsylvania, for the following purposes:

         1. To elect the Board of Directors;

         2. To ratify the appointment of McGladrey & Pullen, LLP as the Company's independent accountants for the 2002 fiscal year; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 29, 2002 as the record date for the determination of the shareholders of record entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

The Company's Annual Report for 2001 is enclosed for your review.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2002 ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR PROXIES IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. RETURNING YOUR PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                                             By Order of the Board of Directors,

                                             KATHARINE A. WIERCINSKI
                                             Secretary

                               [GRAPHIC OMITTED]


                              THE JUDGE GROUP, INC.
                            Two Bala Plaza, Suite 405
                         Bala Cynwyd, Pennsylvania 19004

                                 PROXY STATEMENT
                                 ---------------

This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of The Judge Group, Inc., a Pennsylvania corporation (the "Company"), for use at our 2002 Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 a.m. on Wednesday, May 22, 2002, and at any postponements or adjournments thereof. The Meeting will be held at our main office at Two Bala Plaza, fourth floor, Bala Cynwyd, Pennsylvania. This proxy statement and the accompanying forms of proxy are first being mailed to our shareholders on or about April 17, 2002.

Your proxy, when properly executed, will be voted according to the specific instructions indicated on the proxy card. Unless you give different instructions, your proxy will be voted FOR the election of the nominees for director named in this proxy statement, and FOR the ratification of McGladrey & Pullen, LLP as the Company's independent accountants for the 2002 fiscal year. To the extent allowed by the rules of the Securities and Exchange Commission, your proxy will be voted according to the best judgment of the persons voting the proxies as to any other business which properly comes before the Meeting.

By signing and returning the accompanying proxy, you will not affect your right to attend the Meeting or vote in person at the Meeting. You may revoke your proxy at any time before it is voted by filing with the Secretary of the Company an instrument revoking it, by presenting a duly executed proxy bearing a later date or by attending the Meeting and giving notice of such revocation. Your mere attendance at the Meeting will not, however, revoke your proxy. Only shareholders of record at the close of business on March 29, 2002, the record date for the Meeting (the "Record Date"), will be entitled to vote at the Meeting.

The cost of this proxy statement will be paid by the Company. Additional solicitation by mail, telephone, telecopy or by personal solicitation may be conducted by directors, officers and employees of the Company, for which they will receive no additional compensation. Brokerage houses, fiduciaries and other nominees holding common shares of the Company as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.


 QUORUM, OUTSTANDING SHARES, VOTING RIGHTS AND SHAREHOLDINGS OF CERTAIN PERSONS

Outstanding Shares and Voting Rights

The Company has one class of outstanding capital stock, common shares, par value $.01 per share (the "Common Shares"). You are entitled to cast one vote for each Common Share you hold on the Record Date. A majority of the Common Shares entitled to vote at the Meeting, represented in person or by proxy, will constitute a quorum for doing business at the Meeting. In determining whether a quorum exists, Common Shares will be treated as being present at the Meeting if the holders of such shares are present in person or are represented by valid proxies, whether the proxy cards granting such proxies are marked as casting a vote or abstaining or are left blank. Broker non-votes are also counted as present for purposes of determining whether a quorum exists.

In the election of directors, assuming a quorum is present, the seven nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the votes cast at the Meeting is required for the approval of Proposal 2, and any other matter to come before the Meeting. In determining the number of votes cast, the withholding of authority to vote, an abstention or the specific direction not to cast a vote, such as a broker non-vote, will not be treated as votes cast. Shareholders do not have cumulative voting rights.

On March 29, 2002 there were 14,097,652 Common Shares outstanding of which 13,504,228 are issued and eligible to vote.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 29, 2002, the beneficial ownership of our Common Shares by: (i) each person who is known by the Company to be the beneficial owner of more than 5% of our shares; (ii) each director and nominee for director of the Company; (iii) each of the Company's executive officers named in the Summary Compensation Table (the "Named Officers"); and (iv) all directors and executive officers of the Company as a group. This information is based upon public filings, and, in the case of the Company's officers and directors, information provided by them to the Company. Unless otherwise indicated, shares are held by the person listed. Common Shares which the individual has the right to acquire, upon exercise of presently exercisable options and in certain other circumstances, are also considered to be beneficially owned by the individual. Unless otherwise indicated, the address of each person listed in this table is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004.

                                                                                            Common Stock
                                                                         ---------------------------------------------------
                                                                                                              Percentage
                                       Name                                    Number of Shares     (1)       Outstanding
           ------------------------------------------------------------- ------------------------- -------- ----------------
           Martin E. Judge, Jr.                                                         5,980,772   (2)         42.15%

           Robert G. Alessandrini                                                          82,000   (3)           **

           Randolph J. Angermann                                                           76,628   (4)           **

           Benson Associates, LLC
           111 SW Fifth Ave., Ste. 2130, Portland, OR  97204                              903,100   (5)          6.41%

           Michael A. Dunn                                                              1,864,066   (6)         13.21%

           William Gladstone                                                               62,000   (7)           **

           James C. Hahn                                                                   73,628   (8)           **

           John E. Shields                                                                 57,500   (9)           **

           Robert H. Strouse                                                                3,334  (10)           **

           Katharine A. Wiercinski                                                         99,544  (11)           **

           Executive Officers and Directors as a group (10 persons)                     8,308,247  (12)         57.40%

         ** Less than one percent.

         (1) Except as otherwise indicated, the beneficial ownership of Common Shares reflected in this proxy statement is based upon sole voting and dispositive power with respect to such shares. Further, for the purposes of computing beneficial ownership and the percent of Common Shares owned by an individual, Common Shares which the individual has the right, upon exercise of options and in certain other circumstances, to acquire within 60 days, are deemed to be outstanding and beneficially owned by the individual. This number of shares does not include any options to purchase Common Shares which the Company accepted pursuant to a voluntary stock option exchange program it initiated on February 7, 2002. The options that were accepted pursuant to that program were cancelled on March 14, 2002

         (2) Includes 703,859 shares held by Takema, Ltd., LP, a Delaware limited partnership ("Takema") of which Mr. Judge is the General Partner, and 90,000 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

         (3) Includes 55,000 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

         (4) Includes 33,334 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

         (5) Consists of 903,100 Common Shares over which Benson Associates, LLC has sole voting and dispositive power.

         (6) Includes 376,248 shares held by the Michael A. Dunn Descendants' Trust, over which Mr. Dunn has sole dispositive power, and 15,000 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

         (7) Includes 50,000 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

         (8) Includes 33,334 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

         (9) Includes 42,500 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

         (10) Includes 3,334 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

         (11) Includes 46,944 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

         (12) Includes 377,571 Common Shares issuable upon the exercise of the vested portion of outstanding stock options.

On February 7, 2002, the Company initiated a voluntary stock option exchange program which lasted until March 14, 2002 under which all employee option holders of the Company were permitted to tender options to purchase Common Shares with an exercise price in excess of $2.10 per share in exchange for the right to receive new options which the Company intends to grant on or about September 20, 2002 at a rate of exchange of one new option share for each three tendered option shares. Mssrs. Dunn, Gladstone, Judge and Ms. Wiercinski tendered options under the program. Mr. Dunn tendered 56,000 exercisable and 10,000 unexercisable options under the program. Mr. Gladstone tendered 29,750 exercisable and 13,750 unexercisable options under the program. Mr. Judge tendered 125,000 exercisable and 25,000 unexercisable options under the program. Ms. Wiercinski tendered 23,500 exercisable and 2,500 unexercisable options under the program.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's Common Shares and certain other persons to file with the Securities and Exchange Commission (the "SEC") and the NASDAQ Stock Market, within specified time periods, initial reports of ownership, and subsequent reports of changes in ownership, of Common Shares and certain other securities of the Company. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Under SEC rules, certain forms of indirect ownership and ownership of Common Shares by certain family members are covered by these reporting rules. As a matter of practice, the Company's administrative staff assists the Company's executive officers and directors in preparing and filing these reports.

Based on the Company's review of the copies of reports received by it, and written representations, if any, received from those persons required to file these reports, the Company believes that all such filings required under Section 16(a) during 2001 were made on a timely basis.

Certain Relationships and Related Transactions

During fiscal 2001, there were no transactions, or series of transactions to which the Company is a party with any director, nominee for director, or executive officer of the Company, or any security holder of more than five percent of the securities of the Company, or any member of the immediate family of any of the foregoing persons.

                        PROPOSAL 1. ELECTION OF DIRECTORS

The entire Board of Directors (the "Board"), comprised of seven directors, will be elected at the Meeting. All directors are elected annually and will hold office until the next annual meeting of shareholders and until the election and qualification of their successors. The following persons have been nominated by the Board to serve as directors until the 2003 Annual Meeting of Shareholders, or until a successor is elected and has duly qualified:

          Randolph J. Angermann      James C. Hahn            John E. Shields
          Michael A. Dunn            Martin E. Judge, Jr.     Robert H. Strouse
          William Gladstone

Unless contrary instructions are given, your proxy will be voted FOR the election of the nominees set forth above. Each nominee has consented to being named in this proxy statement and to serve, if elected. If any nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election, the Board may designate another nominee. In this event, the persons named in your proxy will have discretion and authority to vote or refrain from voting for such nominee in accordance with their judgment. The seven nominees receiving the highest number of votes cast at the Meeting will be elected directors. For such purposes, the withholding of authority to vote, an abstention or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

Nominees for Election as Directors; Identification of Executive Officers

The following table sets forth, as of March 29, 2002, certain information with respect to each nominee for election as a director and also for each executive officer of the Company who is not a nominee for election as a director:

                                   Affiliated
                                    with the
                                    Company
Director/Officer Name         Age    Since                           Principal Occupation and Experience
---------------------         ---    ------                          -----------------------------------
Martin E. Judge, Jr.          57       1970     Director. Mr. Judge is Founder; Chief Executive Officer and Chairman of the
                                                Board since 1970. Mr. Judge is also Chief Executive Officer of each of the
                                                Company's subsidiaries.

Randolph J. Angermann         51       1997     Director. Since February 1994, Mr. Angermann has been the President of Four
                                                Seasons Properties Inc., a real estate investment firm.

Michael A. Dunn               53       1973     Director. Mr. Dunn is President of the Company and is currently a Director on each the Company's subsidiaries' Boards of Directors. Mr. Dunn joined the
                                                Company in 1973 and served as President of the Company's Permanent Placement business from 1990 to 1998.

William Gladstone             54       1976     Director Nominee. Mr. Gladstone joined the Company's Permanent Placement division in 1976. He has served as President of the Company's Permanent
                                                Placement business since 1998.

James C. Hahn                 59       1997     Director. Since January 1996, Mr. Hahn has served as President and Chief
                                                Executive Officer of AutoImage ID, Inc., a company that designs and manufactures real time recognition systems using automatic data collection applications. He is also a director of AutoImage ID, Inc.

John E. Shields               61       1998     Director. Mr. Shields joined the Judge organization in 1998 as a consultant and is currently the Chief Operating Officer and President of the Company's
                                                Web-based Staffing Services business. Prior to 1998 Mr. Shields was the Vice
                                                President and General Manager of Today's Staffing Services, and the President
                                                and Chief Executive Officer of Fusion Staffing Services.

Robert H. Strouse             53       2000     Director. Since October 1998, Mr. Strouse has served as Chief Operating
                                                Officer of The AMC Group which oversees a diversified group of insurance, industrial, services and real estate businesses. Prior to his current position, he was a partner at the law firm of Drinker Biddle & Reath LLP. Mr. Strouse holds directorships with AMC Delancey Group, Inc., AMC Helicopters, Inc.,
                                                American Insurance Service, Inc., American Manufacturing Corporation, Diamond
                                                State Insurance Company, United National Insuarnce Company, Loyalty Insurance
                                                Company, United National Specialty Insurance Company, and TelAmerica Media, Inc.

Robert G. Alessandrini        33       1998     Appointed Chief Financial Officer of the Company in September 1999. Mr.
                                                Alessandrini joined the Company in 1998 as Director of Budgeting and Financial
                                                Controls. From 1996 to 1998, Mr. Alessandrini was an international equity analyst at the DuPont Pension Fund, where he was also a project manager. In
                                                September 1999 he was awarded the Chartered Financial Analyst designation by The
                                                Board of Governors of the Association for Investment Management and Research.

Katharine A. Wiercinski       41       1981     Vice President of Human Resources for the Company and each of its subsidiaries, and Secretary of the Company, since 1990. Ms. Wiercinski has also held various administrative and managerial positions since joining the Company in 1981.

John M. Work                  58       1996     Appointed Controller of the Company in September 2001. Mr. Work has served as
                                                Chief Accounting Officer of the Company since May 1999 and as Director of
                                                Financial Reporting for the Company since October 1996. Prior to joining the
                                                Company, Mr. Work provided consulting services in preparation for the Company's initial public offering.

The Board of Directors and its Committees

The Board held four meetings during the year ended December 31, 2001, each of which was attended by all of the members of the Board. The Board has three standing committees: the Stock Option Committee, the Compensation Committee and the Audit Committee. The Board does not have a standing nominating committee. The functions of a nominating committee are carried out by the Board as a whole.

The Compensation Committee. The Compensation Committee is comprised of Messrs. Angermann and Hahn. This committee reviews categories of compensation levels of the Company's employees and determines guidelines for future compensation, including incentive compensation. This committee held two meetings during 2001, which were attended by all of its members.

The Stock Option Committee. The Stock Option Committee is comprised of Messrs. Angermann and Hahn. This committee is authorized to grant options to officers and key employees of the Company pursuant to the Company's 1996 Stock Option Plan (the "Stock Option Plan"). This committee held four meetings during 2001, each of which was attended by both of its members, each of whom is "independent" under the listing standards of the National Association of Securities Dealers.

The Audit Committee. The Audit Committee is comprised of three non-employee directors: Messrs. Angermann, Hahn, and Strouse. The Audit Committee adopted a written charter which sets forth the following primary responsibilities: to recommend annually the independent public accountants for appointment by the Board as auditors for the Company, review the scope of the audit made by the accountants, review the audit reports submitted by the accountants, and perform the activities described in the report of the Audit Committee which is set forth below. This committee held three meetings during 2001, each of which was attended by all of its members.

Directors' Compensation

In 2001, the Company's non-employee directors, received cash compensation in the amount of $2,500 per meeting for their services as directors. The Company's employee directors, and the directors of each of the Company's subsidiaries, did not receive any cash compensation for their services as directors. In 2001, pursuant to the Company's Stock Option Plan, each of Messrs. Angermann, Hahn, and Strouse received non-discretionary grants of options to purchase 10,000 common shares, such option grants vesting in three equal increments annually.

Under the Company's Stock Option Plan, each person elected as a director, other than employees or officers of the Company (each, a "Non-Employee Director"), will receive a grant of a Non-Qualified Stock Option (a "NQSO") to purchase 10,000 Common Shares on the first business day immediately following the date he or she is first elected a director. In addition, under the Company's Stock Option Plan, on the first business day immediately following each of the dates on which an incumbent Non-Employee Director is re-elected, he or she will receive an additional grant of an NQSO to purchase 10,000 additional Common Shares. The grant of NQSOs to Non-Employee Directors under the Stock Option Plan is automatic and neither the Stock Option Committee nor the Board have any discretionary authority with respect to such grants.


                     PROPOSAL 2. RATIFICATION OF ACCOUNTANTS

On August 1, 2000, the Registrant was notified that Rudolph, Palitz LLC had merged with McGladrey & Pullen, LLP, the successor of that merger, and that Rudolph, Palitz LLC would no longer be the auditor for the Registrant. The Board of Directors of the Company subsequently approved the engagement of McGladrey & Pullen, LLP as the Company's new auditor effective August 1, 2000. This event is further described in the Company's Form 8-K filed with the Securities and Exchange Commission on August 3, 2000.

The auditor's reports from Rudolph, Palitz LLC for the Company's 1999 fiscal year did not contain any adverse opinion or any disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Also during this fiscal year and the subsequent interim period preceding the change in auditor, there were no disagreements with Rudolph, Palitz LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The auditor's reports from McGladrey & Pullen, LLP for the Company's 2000 and 2001 fiscal years did not contain any adverse opinion or any disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Also during these two fiscal years, there were no disagreements with McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

In the absence of instructions to the contrary, your proxy will be voted in favor of the appointment of McGladrey & Pullen, LLP as independent accountants of the Company to serve until the next Annual Meeting of Shareholders. The election of independent accountants by the shareholders is not required by law or by the Company's By-Laws; however, the Company has decided to submit this matter to the shareholders and believes that it is good practice to do so. A majority of the votes cast in favor of the election of McGladrey & Pullen, LLP is necessary to approve this matter. For such purposes, the withholding of authority to vote, an abstention or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in favor of the election. If a majority of the votes cast on this matter are not cast in favor of the election of McGladrey & Pullen, LLP, the Company will appoint other independent accountants as soon as is practical and before the close of 2002.

A representative of McGladrey & Pullen, LLP is expected to be present at the Meeting to make a statement if desired and will be available to respond to any appropriate questions.

Audit Fees. The aggregate fees billed for professional services rendered by McGladrey & Pullen, LLP for the year ended December 31, 2001, for the audit of the Company's annual financial statements and the review of the financial statements included in the Company's quarterly reports on Forms 10-Q, were $163,500.

Financial Information Systems Design and Implementation Fees. There were no fees billed by McGladrey & Pullen, LLP for financial information system design and implementation services during 2001.

All Other Fees. The aggregate fees billed for services, other than the services described under the two captions above, rendered by McGladrey & Pullen, LLP for the year ended December 31, 2001, were $61,500.

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in monitoring the integrity of the Company's financial statements. Management is responsible for the Company's financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company's financial statements has been carried out in accordance with generally accepted auditing standards or that our Company's independent accountants are in fact "independent."

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2001 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the McGladrey & Pullen, LLP, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent auditors their independence, including the compatibility of nonaudit services with the auditor's independence.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

                               THE AUDIT COMMITTEE
                              Randolph J. Angermann
                                  James C. Hahn
                                Robert H. Strouse

                             EXECUTIVE COMPENSATION

The following tables set forth certain information concerning the annual and long-term compensation paid or accrued for the Company's Chief Executive Officer and each of the Company's other executive officers whose total annual salary and bonus exceeded $100,000 for services rendered to the Company and its subsidiaries during fiscal 2001.

                                                          Summary Compensation Table

                                                                                  Other Annual    # Shares        Other
                                                                                  ------------    ---------       -----
                                                                                  Compensation   Underlying   Compensation
                                                                                  ------------   -----------  ------------
Name                       Principal Position      Year     Salary     Bonus           (1)          Options       (2) (3)
----                       ------------------      ----     ------     -----           ---          -------       -------
Martin E. Judge, Jr.       Chief Executive          2001    $ 588,665   $ 1,150         $ 5,434       10,000       $ 105,288
                           Officer, Chairman of     2000    $ 502,717        --        $ 10,710       30,000       $ 105,288
                           the Board of Directors   1999    $ 500,000        --        $ 13,884      100,000       $ 105,288

Michael A. Dunn            President of the         2001    $ 220,733    $2,700         $ 4,876           --        $ 28,763
                           Company, President of    2000    $ 225,061        --        $ 10,280           --        $ 28,763
                           the Permanent            1999    $ 225,061        --        $ 11,217       20,000        $ 28,763
                           Placement business
                                                                                                      50,000
John E. Shields            Chief Operating          2001    $ 118,654        --          $7,200       40,000              --
                           Officer, President of    2000    $ 150,000        --              --                           --
                           the Web-Based
                           Staffing business

Robert G. Alessandrini     Chief Financial          2001    $ 137,308        --         $ 6,000       10,000              --
                           Officer                  2000    $ 129,656  $ 15,000         $ 4,800       30,000              --
                                                    1999    $  89,181        --         $ 3,750       60,000              --


Katharine A. Wiercinski    Corporate Secretary,     2001    $ 107,885        --         $ 9,480       10,000              --
                           Vice President           2000    $ 112,156        --         $ 6,210       30,000              --
                                                    1999    $ 112,156        --         $ 6,210       34,444              --

(1)  Unless otherwise noted, all amounts are for a company provided car.

(2) The Company has omitted in the Summary Compensation Table information concerning the value of perquisites and other personal benefits which, in the aggregate, do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the Named Officers.

(3) Represents life insurance premiums paid by the Company (recoverable by the Company upon policy cancellation or payment of death benefits).


                                                       Option Grants in Last Fiscal Year
                                                                                            Potential Realizable Value at
                                                                                            Assumed Annual Rates of Stock
                                                                                            Price Appreciation for Option
                                              Individual Grants                                      Term (5)
                           ------------------------------------------------------------- ----------------------------------
                           Number of
                           Securities      % of Total
                           Underlying  Options Granted      Exercise
                            Options      to Employees in     Price        Expiration
                            Granted      Fiscal Year (1)   Per Share         Date               5%               10%
----------------------------------------------------------------------------------------------------------------------------
Martin E. Judge, Jr.          2,499           0.35%         $ 1.156     01/10/2011 (2)       $ 1,817           $ 4,604
                              7,501           1.04%         $ 1.272     01/10/2006 (3)       $ 1,526           $ 4,424
Michael A. Dunn               -0-              -0-            ---            ---               ---               ---
John E. Shields              50,000           6.94%         $ 1.156     01/10/2011 (4)       $36,350           $92,118
Robert G. Alessandrini       10,000           1.39%         $ 1.156     01/10/2011 (4)       $ 7,270           $18,424
Katharine A. Wiercinski      10,000           1.39%         $ 1.156     01/10/2011 (4)       $ 7,270           $18,424

(1) The Company granted a total of 720,116 options during fiscal 2001 (including 30,000 options granted to Non-Employee Directors).
(2) The options become exercisable on January 10, 2002 and have a term of ten years.
(3) The options become exercisable as follows: one share on January 10, 2002 and 2,500 shares on each of January 10, 2003, January 10, 2004 and January 10, 2005, and have a term of five years.
(4) The options become exercisable in equal annual installments over a four-year period and have a term of ten years.
(5) In accordance with SEC rules, these columns show gains that might exist for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. If the share price does not increase above the exercise price at the time of exercise, realized value to the Named Executives from these options will be zero.

               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-End Option Values

                                                                                         Value of Unexercised
                                        Number of Unexercised Options                  In-the Money Options at
                                            at Fiscal Year-End (1)                       Fiscal Year-End (2)
                                            ----------------------                       -------------------
        Name                           Exercisable          Unexercisable          Exercisable          Unexercisable
--------------------------------- --------------------- --------------------- --------------------- ---------------------
Martin E. Judge, Jr.  (3)               182,500               107,500                $ -0-                 $ -0-

Michael A. Dunn  (4)                     66,000                20,000                $ -0-                 $ -0-

John E. Shields                          20,000                90,000                $ -0-                 $ -0-

Robert G. Alessandrini                   41,250                63,750                $ -0-                 $ -0-

Katharine A. Wiercinski  (5)             60,444                40,000                $ -0-                 $ -0-
================================= ===================== ===================== ===================== =====================

(1)  None of the named officers exercised any options in 2001.
(2) Calculated on the basis of the fair market value of the underlying securities at fiscal year end minus the exercise price. The closing price of the Company's Common Shares on December 31, 2001 was $0.58 per share.
(3) After December 31, 2001, Mr. Judge tendered 125,000 exercisable and 25,000 unexercisable options in the Company's voluntary stock option exchange program that commenced on February 7, 2002.
(4) After December 31, 2001, Mr. Dunn tendered 56,000 exercisable and 10,000 unexercisable options in the Company's voluntary stock option exchange program that commenced on February 7, 2002.
(5) After December 31, 2001, Ms. Wiercinski tendered 23,500 exercisable and 2,500 unexercisable options in the Company's voluntary stock option exchange program that commenced on February 7, 2002.

Performance Graph

The graph set forth below compares the cumulative total returns to holders of Common Shares of the Company with the cumulative total return of the NASDAQ National Market Composite-Index and of a peer group selected by the Company for the period beginning February 14, 1997, the date trading first began in the Company's Common Shares on the NASDAQ National Market following the Company's initial public offering of its Common Shares, and ending December 31, 2001, assuming the original investment in the relevant stock or index was $100 at February 14, 1997 and that all dividends were reinvested.

The peer companies were selected by the Company on the basis of their involvement in the employment staffing industry. The peer group is composed of Hall Kinion & Associates, Inc., Alternative Resources Corp., TSR, Inc., RCM Technologies, Inc. and Kforce, Inc. The information with respect to Hall Kinion & Associates, Inc. is provided as of August 5, 1997, the date of its initial public offering. In 2001, Metro Information Services, Inc., which had been included in the peer group in 2000 and prior years, was excluded from the group as a result of its purchase by Keane, Inc. Metro Information Services, Inc. is no longer traded as an independent entity and Kforce, Inc. has replaced it in the peer group index.

The closing market price of the Company's Common Shares as of December 31, 2001 was $0.58 per share.

================================= =========== ============ =========== =========== ============ ===========
                                   2-14-97     12-31-97     12-31-98    12-31-99    12-31-00     12-31-01
--------------------------------- ----------- ------------ ----------- ----------- ------------ -----------
The Judge Group, Inc.              $ 100.00     $ 65.00     $ 29.17     $ 19.17      $ 13.33      $ 7.73
--------------------------------- ----------- ------------ ----------- ----------- ------------ -----------
Peer Group Index                   $ 100.00    $ 145.55     $ 123.63    $ 99.05      $ 40.77     $ 39.41
--------------------------------- ----------- ------------ ----------- ----------- ------------ -----------
NASDAQ Composite Index             $ 100.00    $ 114.86     $ 160.38    $ 297.64    $ 180.70     $ 142.66
================================= =========== ============ =========== =========== ============ ===========


                  COMPARISON OF CUMULATIVE TOTAL RETURN FOR THE
               PERIOD FROM FEBRUARY 14, 1997 TO DECEMBER 31, 2001













                               [GRAPHIC OMITTED]

Employment Agreements

During fiscal 2001, the Company had employment agreements with its Chief Executive Officer, Martin E. Judge, Jr., its Chief Financial Officer, Robert G. Alessandrini, and its Secretary, Katharine A. Wiercinski as described below. The Company did not have employment agreements with any other of its executive officers, however, it does require that each Named Officer and all other key employees execute confidentiality and one-year post-termination non-competition agreements.

Chief Executive Officer and Company founder, Martin E. Judge, Jr. and the Company entered into an employment agreement commencing January 1, 2001 for an initial term of two years and thereafter automatically renewable each year until terminated by either party pursuant to its terms. The agreement provides for an initial annual base salary of $520,000 for the first year and possible annual increase at the discretion of the Board, plus an annual performance bonus granted in accordance with the Company's policies as administered by the Compensation Committee. The Chief Executive Officer's actual 2001 salary of $588,665 was an increase from the employment agreement and was a result of additional divisional responsibilities upon the resignation of the president of the Company's contract division. The agreement also entitles Mr. Judge to receive annual stock option grants under certain circumstances, provided such grants are approved by the Board. The agreement further entitles him to, among other things, five weeks paid vacation, a car allowance and the right to participate in the Company's benefit plans and programs for executives.

In the event of termination of his employment with the Company, Mr. Judge's entitlement to severance compensation and benefits varies depending upon the circumstances and timing of such termination. If his employment is terminated by the Company without cause, he would be entitled to continuation of his salary for eighteen months from the date of his termination and all stock options granted to him would immediately vest. Should there be a change in control of the Company (as defined in the agreement) and a termination or constructive termination (as defined in the agreement) of his employment thereafter, his entitlement to severance compensation and benefits under the agreement would be
(i) a lump sum payment equal to eighteen months of the base annual cash compensation plus pro rata share of any bonus earned; (ii) immediate vesting of all stock options; and (iii) continuation of his benefits for the lesser of eighteen months or such time as he receives benefits from another employer. If Mr. Judge terminates his employment upon a change in control, he is entitled only to lump sum payment equal to one year base compensation. If Mr. Judge's employment is terminated by his death or disability or by the Company for cause, the Company would not be obligated to make any further payments to him other than amounts already accrued. The agreement also contains a confidentiality and an eighteen month non-competition and non-solicitation provision.

Chief Financial Officer, Robert G. Alessandrini and the Company entered into an employment agreement for a term of one year commencing January 1, 2001 and continuing from year to year or until earlier terminated by either party pursuant to its terms. The agreement provides for an initial annual base salary of $140,000 (subject to periodic review and possible annual increase by the Board), plus an annual incentive bonus granted in accordance with the Company's policies as administered by the Compensation Committee. The agreement also entitles Mr. Alessandrini to receive annual stock option grants under certain circumstances, provided such grants are approved by the Board. The agreement further entitles him to, among other things, four weeks paid vacation, a car allowance and the right to participate in the Company's benefit plans and programs for executives.

In the event of termination of his employment with the Company, Mr. Alessandrini's entitlement to severance compensation and benefits varies depending upon the circumstances and timing of such termination. If his employment is terminated by the Company without cause, he would be entitled to continuation of his salary for the remainder of the agreement's term and all stock options granted to him would immediately vest. Should there be a change in control of the Company (as defined in the agreement) and a termination or constructive termination (as defined in the agreement) of his employment thereafter, his entitlement to severance compensation and benefits under the agreement would be (i) a lump sum payment equal to one (1) times his annual base salary; (ii) immediate vesting of all stock options; and (iii) continuation of his benefits for the lesser of one (1) year or such time as he receives benefits from another employer. If Mr. Alessandrini terminates his employment upon a change in control, he is entitled only to lump sum payment equal to six (6) months base compensation. If Mr. Alessandrini's employment is terminated by his death or disability or by the Company for cause, the Company would not be obligated to make any further payments to him (other than amounts already accrued thereunder). The agreement also contains a confidentiality and an 18 month non-competition and non-solicitation provision.

Vice President, Katharine A. Wiercinski and the Company entered into an employment agreement for an initial term of one year commencing January 1, 2001 and continuing from year to year until earlier terminated by either party pursuant to its terms. The agreement provides for an initial annual base salary of $110,000. The agreement also entitles Ms. Wiercinski to receive annual stock option grants under certain circumstances, provided such grants are approved by the Board. The agreement further entitles her to, among other things, five weeks paid vacation, a car allowance and the right to participate in the Company's benefit plans and programs for executives.

In the event of termination of her employment with the Company, Ms. Wiercinski's entitlement to severance compensation and benefits varies depending upon the circumstances and timing of such termination. If her employment is terminated by the Company without cause, she would be entitled to one times her base annual cash compensation and all stock options granted to her would immediately vest. Should there be a change in control of the Company (as defined in the agreement) and a termination or constructive termination (as defined in the agreement) of her employment thereafter, her entitlement to severance compensation and benefits under the agreement would be (i) a lump sum payment equal to one times her annual base salary; (ii) immediate vesting of all stock options; and (iii) continuation of her benefits for the lesser of one year or such time as she receives benefits from another employer. If Ms. Wiercinski terminates her employment upon a change in control, she is entitled only to lump sum payment equal to six months base compensation. If Ms. Wiercinski's employment is terminated by her death or disability or by the Company for cause, the Company would not be obligated to make any further payments to her other than amounts already accrued thereunder. The agreement also contains a confidentiality provision.

Compensation Committee Interlocks and Insider Participation

Effective April 1997, Messrs. Angermann and Hahn were elected as members of the Compensation Committee and served as such at all times during fiscal 2001. There were no interlocks between the Company's officers and directors and the compensation committee of any other company or entity.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee reviews and approves salaries and other matters relating to compensation of the Company's executive officers, including incentives and other forms of compensation and benefits. The Compensation Committee of the Board has prepared the following report addressing the Company's executive compensation policies for the fiscal year ended December 31, 2001 for inclusion in this Proxy Statement.

Compensation Policies

Historically, the Company's compensation package has consisted of base salary, bonuses and equity incentives in the form of stock options. In light of the Company's need to secure, retain and motivate management employees of high caliber who possess skills useful to the development and growth of the Company, the Compensation Committee has established the following principles in awarding compensation:

    o Executive and management compensation should be based in part on the Company's performance. Stock options and cash incentive performance bonuses should be used to motivate executives and management to achieve the Company's long-term goals and objectives.
    o Equity ownership by employees, including executive officers, serves to align the interests of employees with the interests of shareholders by providing employees with incentives to build shareholder values.
    o Salaries for each executive officer should be set with reference to the range of salaries for similar positions in comparable companies in the Company's industry as reported in compensation survey information obtained annually by the Company from compensation consulting firms.

Base and Cash Incentive Performance Bonus Compensation

The base compensation paid to the Company's executive officers is influenced significantly by the need to attract and retain management employees with high levels of expertise. In the opinion of the Compensation Committee, based upon a survey of companies with a similar market capitalization as the Company and other information available to the Compensation Committee on competitive salaries, the base compensation paid to the Company's executive officers and managers falls within the range of salaries for similar positions in comparable employment staffing companies.

The Company's bonus plan (the "Bonus Plan") was established in 1997 to award cash incentive performance bonuses to management employees. Under the Bonus Plan, cash incentive bonuses are awarded to management employees, including executive officers, based upon a formula consisting of the accomplishment of certain Company and individual performance goals, which include meeting revenue, revenue growth rate and operating income targets related to the business operations for which they are responsible.

Equity Incentives

Historically, the Company has included stock options as part of its compensation policy. The Company believes that the granting of stock options encourages its executive officers and other key employees to achieve long-term goals and objectives that are consistent with results that benefit the Company's shareholders. The Company also believes that the grant of opportunities for an equity stake in the Company is important in attracting and retaining key employees. As a result, in 2001, the Company granted options under the Stock Option Plan to executive officers, senior managers and other key employees, to purchase a total of 720,116 of the Company's Common Shares. The Company intends in 2002 to make additional grants to key employees and non-employee directors under the Stock Option Plan, as amended.

Chief Executive Officer Compensation

The Compensation Committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other executive officers. The salary received by the Chief Executive Officer in 2001 was based on the compensation policies discussed above. The increase in the Chief Executive Officer's salary made in 2001 was due to the increase in divisional responsibilities upon the resignation of the president of the Company's contract division.

                           THE COMPENSATION COMMITTEE
                              Randolph J. Angermann
                                  James C. Hahn

                           ANNUAL REPORT ON FORM 10-K

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED TO ANY SHAREHOLDER WITHOUT CHARGE UPON REQUEST DIRECTED TO THE GENERAL COUNSEL'S OFFICE AT THE COMPANY'S PRINCIPAL ADDRESS SHOWN ON THE COVER PAGE OF THIS PROXY STATEMENT. THE COMPANY WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K OF THE COMPANY FOR FISCAL 2001.

                              SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal for inclusion in next year's proxy statement must forward such proposal to the Secretary of the Company, at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than January 16, 2003. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in the Company's proxy statement.

For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented directly at the 2003 Annual Meeting of Shareholders, such proposal must be submitted to the Company in accordance with the Company's By-Laws, which provide, among other things, that it must be received by the Company not less than 70 nor more than 90 days prior to May 20, 2003. For the Company's 2003 Annual Meeting, this means that any such proposal or nomination must be submitted no earlier than February 19, 2003 and no later than March 11, 2003. The shareholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder's ownership of Common Shares. Proposals or nominations not meeting these requirements will not be entertained at the 2003 Annual Meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder. Shareholders should contact the Secretary of the Company in writing at the address listed on the first page of the Proxy Statement to make any submission or to obtain additional information as to the proper form and content of submissions.

                                  OTHER MATTERS

The Board knows of no matters to be presented for action at the Meeting, other than those set forth in the attached Notice. However, if any other matters should properly come before the meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

                                             By Order of the Board of Directors,
                                             KATHARINE A. WIERCINSKI
                                             Secretary

                              THE JUDGE GROUP, INC.
           TWO BALA PLAZA, SUITE 800, BALA CYNWYD, PENNSYLVANIA 19004

PROXY - Annual Meeting of Shareholders -- Wednesday,  May 22, 2002 - 10:00 a.m.
- Offices of The Judge Group,  Inc., Two Bala Plaza, fourth floor, Bala Cynwyd,
PA

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Martin E. Judge, Jr. and Michael A. Dunn as proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all the Common Shares of The Judge Group, Inc. held of record by the undersigned on March 29, 2002 at the Annual Meeting of Shareholders to be held on Wednesday, May 22, 2002 or at any adjournment thereof.

1. ELECTION OF DIRECTORS.                  FOR all nominees listed below (except as           WITHHOLD AUTHORITY to vote
                                           marked to the contrary below)  / /                 for all nominees listed below / /
       (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
       LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
       Randolph J. Angermann              Michael A. Dunn               William Gladstone           James C. Hahn
       Martin E. Judge, Jr.               John E. Shields               Robert H. Strouse

2. PROPOSAL TO RATIFY THE APPOINTMENT OF McGLADREY & PULLEN, LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2002.
                    FOR     /   /                   AGAINST     /   /              ABSTAIN     /   /


3. In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS; FOR PROPOSAL 2; AND IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.


Date                       _________________, 2002



Signature                  ____________________________________________


Signature, if held jointly ____________________________________________







                                        1